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                                  Ropes & Gray                       Exhibit (i)
                              One Franklin Square
                               1301 K Street, NW
                                 Suite 800 East
One International Place    Washington, DC 20005-3333            30 Kennedy Plaza
Boston, MA 02110-2624            (202) 626-3900        Providence, RI 02903-2328
(617) 951-7000                 Fax: (202) 626-3961                (401) 455-4400
Fax: (617) 951-7050                                          Fax: (401) 455-4401



                               November 18, 1999



The Huntington Funds
41 South High Street
Columbus, Ohio 43287

Ladies and Gentlemen:

     You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the Huntington Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a post-effective amendment on Form N-1A (the "Post-Effective Amendment") to your registration statement as required by Section 10(a)(3) with respect to certain units of beneficial interest of the Trust ("Shares").

     We have examined your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the issue and sale of the Shares have been duly authorized under Massachusetts law. Upon the original issue and sale of the Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

     The Huntington Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.
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The Huntington Funds
November 18, 1999
Page 16


     We understand that this opinion is to be used in connection with the filing of the Registration Statement. We consent to the filing of this opinion with and as part of your Registration Statement.

                                             Sincerely,

                                             /s/ Ropes & Gray
                                             -----------------
                                             Ropes & Gray